PRESS RELEASE – FOR IMMEDIATE RELEASE

CONTACT:	Kenneth R. Howe, Chief Financial Officer
(248) 737-4190

AGREE REALTY CORPORATION
REPORTS OPERATING RESULTS FOR THE FOURTH QUARTER AND
YEAR-END 2008

Fourth Quarter & Year-End 2008 Highlights:

•	4th Quarter diluted FFO per share year over year growth of 4.2% to $0.66
•	Year-end diluted FFO per share year over year growth of 4.3% to $2.58
•	$0.50 per share quarterly dividend paid January 6, 2009

FARMINGTON HILLS, MI (February 26, 2009) - Agree Realty Corporation (NYSE: ADC) today announced results for the quarter and the twelve months ended December 31, 2008. Fourth quarter Funds from Operations (FFO) was $5,480,000 compared with FFO in the fourth quarter of 2007 of $5,266,000. FFO per diluted share was $0.66 compared with $0.63 for the fourth quarter of 2007. A reconciliation of net income to FFO is included in the financial tables accompanying this press release. Net income was $3,823,000, or $0.49 per diluted share, compared with net income for the fourth quarter of 2007 of $4,661,000, or $0.60 per diluted share.

For the year ended December 31, 2008, FFO was $21,598,000 compared with FFO for the year ended December 31, 2007 of $20,739,000.  FFO per diluted share was $2.58 compared with $2.47 for the year ended December 31, 2007.  Net income was $15,017,000, or $1.95 per diluted share, compared with net income for the year ended 2007 of $15,482,000, or $2.01 per diluted share.  Total revenues increased 3.4% to $35,654,000 compared with total revenues of $34,468,000 for the year ended 2007.

“We are pleased with the operating results for the quarter, as well as the year and expect continued growth as our projects in Silver Springs Shores, Florida, Port St. John, Florida, Brighton, Michigan and Lowell, Michigan are completed,” said Richard Agree, President and Chief Executive Officer.  “We are taking a conservative approach to our development pipeline, focusing on opportunistic uses of capital while maintaining significant liquidity.”

Dividend

The Company paid a cash dividend of $0.50 per share on January 6, 2009 to shareholders of record on December 22, 2008.  The dividend is equivalent to an annualized dividend of $2.00 per share and represents a payout ratio of 76.4% of FFO for the quarter

Liquidity

The Company has exercised its option to extend the maturity date of its $55,000,000 line of credit from November, 2009 to November, 2011.  All other terms of the agreement remain unchanged and the company can continue to elect to pay interest at a rate of 100 basis points over LIBOR or at the Prime Rate.  Excluding this facility, the company has no debt expirations before 2015.

Portfolio

At December 31, 2008, the Company’s total assets were $256,897,000 and its portfolio consisted of 68 properties located in 16 states and totaling 3,447,554 square feet.  The portfolio was 99.2% leased at the end of the quarter.

The Company’s construction in progress balance totaled approximately $13,383,000 at December 31, 2008, and it capitalized $164,000 of construction period interest during the fourth quarter of 2008.

Lease Expirations

The following table, as of December 31, 2008, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2009	14	203,685	6.0	908,058	2.7
2010	22	312,757	9.1	1,869,226	5.6
2011	28	235,834	6.9	1,739,358	5.3
2012	15	78,660	2.3	626,599	1.9
2013	19	325,013	9.5	1,726,197	5.2
2014	5	179,358	5.2	873,006	2.6
2015	12	653,042	19.1	4,681,462	14.1
2016	5	80,945	2.4	1,664,513	5.0
2017 2018	3 13	22,844 240,032	0.7 7.0	312,807 4,371,681	1.0 13.2
Thereafter	39	1,088,011	31.8	14,351,860	43.4
Total	175	3,420,181	100.0%	$33,124,767	100.0%

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at December 31, 2008 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$29,358,646	86%
Regional	2,640,792	11
Local	1,125,329	3
Total	$33,124,767	100%

Major Tenants

The following is a breakdown of base rents in effect at December 31, 2008 for each of the Company’s major tenants:

Major Tenant	Annualized Base Rent	Percent of Total Base Rent

Borders (18 properties)	$9,957,608	30%
Walgreen (24 properties)	8,774,599	26
Kmart (12 properties)	3,847,911	12
Total	$22,580,118	68%

Outstanding Shares and Operating Partnership Units

For the three months and year ended December 31, 2008, the Company’s fully diluted weighted average shares outstanding were 7,762,270 and 7,718,535, respectively.  The basic weighted average shares outstanding for the three months and year ended December 31, 2008 were 7,754,696 and 7,706,642, respectively.

The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of December 31, 2008, there were 605,413 operating partnership units outstanding and the Company held a 92.85% interest.  The weighted average operating partnership units for the fourth quarter and fiscal year 2008 were 610,597 and 657,724, respectively.

Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 68 properties, which are located in 16 states and contain 3.4 million square feet of gross leasable space.

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2007.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Minimum rents	$8,399	$8,552	$32,851	$31,637
Percentage rent	11	7	15	37
Operating cost reimbursements	656	596	2,784	2,759
Other income	1	22	4	35
Total Revenues	9,067	9,177	35,654	34,468
Expenses:
Real estate taxes	484	457	1,867	1,849
Property operating expenses	465	458	1,813	1,785
Land lease payments	222	168	767	676
General and administration	1,097	1,525	4,361	4,462
Depreciation and amortization	1,376	1,260	5,385	5,017
Interest expense	1,303	1,288	5,179	4,896
Total Expenses	4,947	5,156	19,372	18,685
Gain on sale of asset	0	1,043	0	1,044
Income before minority interest	4,120	5,064	16,282	16,827
Minority interest	297	403	1,265	1,345
Net Income	$3,823	$4,661	$15,017	$15,482
Net Income Per Share – Dilutive	$0.49	$0.60	$1.95	$2.01
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$3,823	$4,661	$15,017	$15,482
Depreciation of real estate assets	1,346	1,232	5,257	4,905
Amortization of leasing costs	14	13	59	51
Minority interest	297	403	1,265	1,344
Gain on sale of assets	0	(1,043)	0	(1,043)
Funds from Operations	$5,480	$5,266	$21,598	$20,739
Funds from Operations Per Share – Dilutive	$0.66	$0.63	$2.58	$2.47
Weighted average number of shares and OP units outstanding – dilutive	8,373	8,379	8,376	8,389
_________________
(1)           FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	December 31, 2008	December 31, 2007
Assets
Land	$87,309	$87,234
Buildings	210,650	197,034
Accumulated depreciation	(58,502)	(53,251)
Property under development	13,383	4,806
Cash and cash equivalents	669	545
Rents receivable	965	770
Deferred costs, net of amortization	1,437	1,261
Other assets	986	949
Total Assets	$256,897	$239,348

Liabilities
Mortgages payable	$67,624	$45,760
Notes payable	32,945	36,800
Deferred revenue	10,725	11,414
Dividends and distributions payable	4,233	4,212
Other liabilities	3,388	3,652
Total Liabilities	118,915	101,838
Total minority interest	5,347	5,896
Stockholders’ Equity
Common stock	1	1
Additional paid-in capital	143,892	142,261
Accumulated deficit	(11,258)	(10,648)
Total Stockholders’ Equity	132,635	131,614
Total Liabilities, Min. Interest & Stockholders’ Equity	$256,897	$239,348